Exhibit 3.1

Form of
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BANK STREET TELECOM FUNDING CORP.

BANK STREET TELECOM FUNDING CORP., a corporation existing under the laws of the State of Delaware (the ‘‘Corporation’’), by its Chief Executive Officer, hereby certifies as follows:

1.    The name of the Corporation is ‘‘Bank Street Telecom Funding Corp.’’

2.    The Corporation's original Certificate of Incorporation was filed in the office of the Secretary of State of Delaware on July 15, 2005.

3.    A Certificate of Amendment to the Corporation's original Certificate of Incorporation was filed in the office of the Secretary of State of Delaware on November 2, 2005.

4.    This Amended and Restated Certificate of Incorporation restates, integrates and amends the original Certificate of Incorporation.

5.    Immediately upon the effectiveness of this Amended and Restated Certificate of Incorporation, without further action of the Corporation or the stockholders of the Corporation, every fifteen (15) shares of the common stock of the corporation, par value $0.0001 per share, issued and outstanding immediately prior to such effectiveness, shall be reclassified and combined into eleven (11) fully paid and nonassessable shares of common stock, par value $0.0001 per share, of the Corporation.

6.    This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the Delaware General Corporation Law (‘‘DGCL’’).

7.    The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

First. The name of this corporation is Bank Street Telecom Funding Corp. (the ‘‘Corporation’’).

Second. The registered office of the Corporation is located at 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at that address is The Corporation Trust Company.

Third. Subject to the immediately succeeding sentence, the purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then the purposes of the Corporation shall automatically, with no action required by the Board of Directors or the stockholders, on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation's powers shall thereupon be limited to those set forth in Section 278 of the DGCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein.

Fourth. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 41,000,000 of which 40,000,000 shares shall be Common Stock with a par value of $0.0001 per share and of which 1,000,000 shares shall be Preferred Stock with a par value of $0.0001 per share.

A.   Preferred Stock.   The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a ‘‘Preferred Stock Designation’’) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.

B.   Common Stock.   Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

Fifth.   Paragraphs A through G set forth below shall apply during the period commencing upon the initial public offering of the Company's securities (the ‘‘IPO’’) and terminating upon the consummation of a ‘‘Business Combination,’’ (the ‘‘Restricted Period’’) and shall not be amended during such period. A ‘‘Business Combination’’ shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset acquisition, stock purchase or other business combination transaction or a combination of any of the foregoing, of one or more operating businesses in the communications industry (collectively, the ‘‘Target Business’’) having collectively, a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the balance in the Trust Account (as defined below), excluding the Deferred Underwriting Fee (as defined below); provided, that any acquisition of multiple operating businesses shall occur contemporaneously with one another. For purposes of this Article, fair market value shall be determined by the Independent Directors (as defined below) of the Corporation based upon financial standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. If the Board of Directors of the Corporation is not able to independently determine the fair market value of the Target Business, the Corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. (d/b/a NASD) (an ‘‘Independent Financial Advisor’’). The Corporation will not consummate a Business Combination with any entity that is affiliated with any of the Corporation's stockholders immediately prior to the IPO unless the Corporation obtains an opinion from an Independent Financial Advisor that the Business Combination is fair to the Corporation's stockholders from a financial perspective.

A.   The Board of Directors of the Corporation shall establish and maintain an audit committee (the ‘‘Audit Committee’’) composed entirely of independent directors (the ‘‘Independent Directors’’).

B.   Upon consummation of the Corporation's IPO, a certain amount of the net offering proceeds of the IPO, including 2% of the gross offering proceeds of the IPO payable to the underwriters of the IPO for deferred underwriting discounts and commissions (the ‘‘Deferred Underwriting Fee’’), and the proceeds of a private placement of the Corporation's warrants that occurred concurrently with the IPO shall be deposited and thereafter held in the trust account established by the Corporation in connection with the consummation of its IPO (the ‘‘Trust Account’’). Upon any exercise of the over-allotment option, all of the proceeds to the Corporation from such exercise should be deposited and thereafter held in the Trust Account. The Corporation shall not, and no officer, director or employee of the Corporation shall, disburse any of the proceeds held in the Trust Account except (i) in connection with a Business Combination or thereafter or (ii) in connection with the liquidation of the Corporation as discussed in Paragraph E below or (iii) that there can be released to the Corporation from such proceeds, net of income taxes on such proceeds, of up to $1,365,000 to fund the Corporation's working capital or other expense requirements; in each case in accordance with the Investment Management Trust Agreement, entered into in connection with the IPO.

C.   Prior to the consummation of a Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL.

In the event that a majority of the IPO Shares (as defined below) cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided, that the Corporation shall not consummate a Business Combination if holders representing 20% or more in interest of the IPO Shares exercise their conversion rights described in paragraph D below.

D.   Any stockholder of the Corporation holding shares of Common Stock issued by the Corporation in the IPO (such shares so issued in connection with the IPO, the ‘‘IPO Shares’’) of securities who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert his or her IPO Shares into cash. If so demanded, in the event that a Business Combination is approved in accordance with paragraph C above and is consummated by the Corporation, the Corporation shall convert such shares at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Account, before payment of the Deferred Underwriting Fee and inclusive of any interest thereon (less taxes payable), after distribution of proceeds from the Trust Account to the Corporation of up to $1,365,000 as described in paragraph B above, calculated as of two business days prior to the proposed consummation of the Business Combination, by (ii) the total number of IPO Shares.

E.   In the event that the Corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that any of a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such 18-month period (such later date being referred to as the ‘‘Termination Date’’), the Board of Directors shall adopt a resolution, within 15 days after the Termination Date, pursuant to Section 275(a) of the DGCL finding the dissolution of the Corporation advisable and provide such notices as are required by Section 275(a) of the DGCL as soon thereafter as possible. In the event that the stockholders vote in favor of such dissolution and the Corporation is so dissolved, the Corporation shall promptly adopt and implement a plan of distribution which provides that only the holders of IPO Shares shall be entitled to share ratably in the Trust Account plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising during the Corporation's remaining existence, including costs of dissolving and liquidating the Corporation. The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares. This paragraph E shall terminate automatically with no action required by the Board of Directors or the stockholders in the event the Business Combination has been consummated prior to the Termination Date.

F.   A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event the Corporation is dissolved and liquidated in accordance with paragraph (d) above or in the event he or she demands conversion of his or her shares in accordance with paragraph D above. Except as may be required under applicable law, in no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account or any amount or other property held therein.

G.   Unless and until the Corporation has consummated a Business Combination as permitted under this Article Fifth, the Corporation may not consummate any other business combination, whether by merger, acquisition, asset purchase or otherwise.

Sixth.   The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the then authorized number of directors of the Corporation, but in no event shall the number of directors be fewer than three. The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The directors of the Corporation on the date hereof shall determine their class. To the extent any additional directors are elected or appointed prior to the Corporation's first Annual Meeting of Stockholders, the directors of the Corporation shall determine the class of such additional directors. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of

Stockholders, and at each Annual Meeting of Stockholders thereafter, directors elected to succeed those directors whose terms expire in connection with such Annual Meeting of Stockholders shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. Except as the DGCL may otherwise require, in the interim between Annual Meetings of Stockholders or Special Meetings of Stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation's Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Seventh.   The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.   Election of directors need not be by ballot unless the Corporation's Bylaws so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Corporation's Bylaws as provided in the Corporation's Bylaws.

C.   The directors in their discretion may submit any contract or act for approval or ratification at any Annual Meeting of Stockholders or at any Special Meeting of Stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interests, or for any other reason.

D.   In addition to the powers and authorities hereinbefore stated or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, notwithstanding, to the provisions of applicable law, this Amended and Restated Certificate of Incorporation, and any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

Eighth.   The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

A.   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.   The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding or which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

Ninth.   Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation. This Article Ninth is subject to the requirements set forth in Article Fifth, and any conflict arising in respect of the terms set forth hereunder and thereunder shall be resolved by reference to the terms set forth in Article Fifth.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Richard S. Lukaj, Chief Executive Officer, as of the                      day of      2006.

By: Richard S. Lukaj
Title: Chief Executive Officer